Exhibit 99.B(g)(2)(iv)

Execution Copy

[CERTAIN PORTIONS OF THIS EXHIBIT CONTAIN CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT ARE IDENTIFIED AS [REDACTED] AND HAVE BEEN OMITTED.]

AMENDMENT #4 TO THE

FOURTH AMENDED AND RESTATED REINSURANCE AGREEMENT

BETWEEN

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

FORT WAYNE, INDIANA

referred to as the “Ceding Company”

AND

UNION HAMILTON REINSURANCE, LTD.

HAMILTON, BERMUDA

referred to as the “Reinsurer”

Execution Copy

This Amendment 4 (the “Amendment”) to the Fourth Amended and Restated Reinsurance Agreement is by and between The Lincoln National Life Insurance Company, (the “Ceding Company”) and Union Hamilton Reinsurance, Ltd., (the “Reinsurer”).

Whereas, the Ceding Company and Reinsurer entered into a coinsurance agreement reinsuring certain variable annuity riders, effective November 1, 2013, which has been amended and restated four times, first by the First Amended and Restated Reinsurance Agreement, effective July 1, 2014, then by the Second Amendment and Restated Reinsurance Agreement, effective January 1, 2015, then by the Third Amended and Restated Reinsurance Agreement, effective February 8, 2016, and most recently by the Fourth Amended and Restated Reinsurance Agreement (“4th A&R”), effective January 1, 2018 (the “Reinsurance Agreement”).

Whereas, the parties desire to further amend the Reinsurance Agreement as of April 1, 2025.

NOW THEREFORE, in consideration of the mutual agreements, promises and covenants contained herein and other good and valuable consideration, the Ceding Company and the Reinsurer agree, the Reinsurance Agreement is amended as follows:

1.	In Amendment 2 to the 4th A&R, it was incorrectly stated that Addendum V-B shall be deleted in its entirety. There is not an Addendum V-B in the Reinsurance Agreement. The correct schedule deleted in Amendment 2 was Exhibit V-B.

2.	Exhibit III is hereby deleted and replaced with the attached updated schedule.

3.	Exhibit IV-A is hereby deleted and replaced with the attached updated schedule.

4.	Exhibit V-A is hereby deleted and replaced with the attached updated schedule.

5.	Exhibit V-C and all references to Exhibit V-C are hereby deleted in their entirety.

6.	Addendum 1to Exhibits IV-A and Exhibit IV-B is hereby deleted in its entirety.

Execution Copy

Except as specifically revised by this Amendment, all terms, provisions and conditions of the Agreement will continue unchanged and are hereby ratified and confirmed by the parties hereto. Nothing in this Amendment shall be construed to modify any provision of the Agreement other than as specifically set forth herein.

Signature page follows.

Execution Copy

Execution

This Amendment has been executed by duly authorized officers of both parties.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
ATTEST:		(“Ceding Company”)
By:	/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]
Title:	Assistant Vice President	Title:	VP. Annuity Solutions
Date:	04/30/2025	Date:	4/10/2025
Location:	Fort Wayne, IN	Location:	Greensboro, NC

UNION HAMILTON REINSURANCE, LTD.
ATTEST:		(“Reinsurer”)
By:	/s/ Julie R Kimbull	By:	/s/ Sandra Jo
Title:	Vice President	Title:	Director, Chief Actuary
Date:	04/18/2025	Date:	4/18/2025
Location:	Charlotte, NC	Location:	Charlotte, NC

AND

UNION HAMILTON REINSURANCE, LTD.
ATTEST:		(“Reinsurer”)
By:	/s/ Julie R Kimbull	By:	/s/ Chris L Livingston
Title:	Vice President	Title:	President
Date:	04/18/2025	Date:	4/18/25
Location:	Charlotte, NC	Location:	Charlotte, NC

Execution Copy

EXHIBIT III

UNDERLYING FUNDS PROSPECTUS NAMES

[REDACTED]

Fund Name
Prospectus Date – May 1, 2024

i Not available on [REDACTED] contracts issued 6/16/16 and later.

EXHIBIT IV-A

Investment Process Summary

LVIP Managed Risk Funds

Effective Dec 29, 2011, Amended Nov 10, 2014, Amended May 1, 2015, Amended Feb 8, 2016, Amended Jun 13, 2016, Amended Aug 31 2017, Amended Effective Jan 1 2018, and Amended Effective Dec 6 2024

Introduction

This document will set forth the approved investment policy for the following funds, collectively referred to as the [REDACTED]

Overview & Objective

The [REDACTED]are organized under [REDACTED] a Delaware statutory trust formed on February 1, 2003. The [REDACTED] is an open-end management investment company. The Funds will be diversified as defined in the Investment Company Act of 1940.

The investment objectives of the [REDACTED]are listed below. These investment objectives are not fundamental and may be changed without shareholder approval.

•	[REDACTED]

The Funds will seek to achieve their objective by investing substantially all of their assets in other mutual funds and certain exchange traded futures contracts.

Investment Adviser

The investment adviser for the [REDACTED] is [REDACTED] will serve as investment manager of the Funds with ultimate discretion to direct the Fund’s investments.

Subadviser

[REDACTED] is the Subadviser for the risk management overlay component of the Funds, responsible for daily implementation and ongoing research and development related to the overlay.

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Investment Philosophy

These Managed Risk Funds operate under a fund of funds structure, whereby under normal market conditions the Funds will invest [REDACTED] or more of their assets in underlying funds. The underlying funds invest primarily in equity securities and/or fixed income securities. Generally, the Funds will have allocations to underlying funds that employ a passive investment style (i.e., index funds or ETFs) along with active investment management strategies. The [REDACTED]and the [REDACTED] will solely utilize passive investment vehicles (ETFs) within their underlying allocations.

The Managed Risk Funds will also employ an actively managed risk-management overlay (“overlay strategy”) that will invest in exchange-traded futures to seek to stabilize the Fund’s overall portfolio volatility. These exchange-traded futures will be tied to broad equity indices of domestic and foreign markets, as well as currencies and interest rates. As a part of the overlay strategy, each Fund will primarily sell or buy futures contracts (a “short” or “long” position in futures) to decrease the fund’s aggregate economic exposure to equities (from both underlying funds and exchange-traded futures) based upon the adviser’s evaluation of market volatility and downside equity market risk.

The Managed Risk Fund’s overlay strategy will consist of investing directly in exchange-traded futures on broad market equity indices, currencies and interest rates where liquid futures markets exist. The Subadviser will select futures contracts based upon their historical correlation to the underlying fund(s) being hedged. The Subadviser, in consultation with LFI, will regularly evaluate the level of market volatility to determine the desired level of exposure to be held in risky assets. Following this review, the Subadviser, with notice to LFI, will designate a certain portion of the Managed Risk Fund to be used to sell or buy futures to manage the fund’s overall economic exposure to equity securities. Each Fund will hold short or long positions in exchange-traded futures to seek downside protection and attempt to provide a buffer against sharp downward movements in equity markets. However, at no time will the Funds’ use of futures override or increase the Managed Risk Fund’s equity exposure above the target allocation to equity securities as shown in the chart below.

[REDACTED]

* Equity exposure may drift above/below these specified strategic target levels.

Risk Management Overlay & Volatility Management

The Subadviser will employ the Milliman Managed Risk Strategy as a risk management mechanism within the Funds to stabilize volatility and reduce the probability of large drawdowns in account value. The Milliman Managed Risk Strategy includes Volatility Management and Capital Protection Strategies. The Volatility Management and Capital Protection Strategies are two independent sophisticated risk management techniques that will be implemented via exchange traded futures contracts as described below.

•	Parameters of the Volatility Management Strategy model

o	In conjunction with the strategic asset allocation, each fund will also employ a volatility target that will seek to limit spikes in fund volatility when market volatility increases. The target volatility for each fund is shown in the chart above.
o	The volatility model will direct appropriate exposures to equity and fixed income based on capital market activity in association with each Fund’s respective volatility target. This will typically involve trading equity futures, interest rate futures and currency futures and, depending on capital market conditions, could include transfers among the underlying funds.
o	Treasury Futures may be used as part of the strategy in an effort to control the volatility of the fund returns. Treasury Futures may also be used to synthetically earn a yield premium on the fund’s cash holdings.
o	If a fund experiences realized volatility below its volatility target, its risk budget may be increased to allow for greater market participation in the short-term.

•	Parameters of the Capital Protection Strategy:

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•	The objective of the Capital Protection Strategy is to embed downside protection into the funds, via a synthetic put option that will pay off in down markets, thus offsetting the impact of sharp drawdowns by the underlying funds and preserving investor capital. The Capital Protection strategy consists of a synthetic rolling 5-year put option constructed through exchange traded futures.
•	Specific calibration of the Capital Protection strategy for each fund is as follows: [REDACTED]

Underlying Fund Allocations

The Funds will allocate the majority of their assets into underlying [REDACTED], 3rd party mutual funds, [REDACTED] to achieve their targeted asset allocation. [REDACTED] will primarily invest in the [REDACTED] which invests in global equity and fixed income securities. Under normal market conditions[REDACTED] or more of the Funds’ assets will be invested in underlying funds or ETFs. Generally, the Funds will have allocations to underlying funds that employ a passive investment style (i.e., index funds or ETFs) along with active investment management strategies. The [REDACTED] will solely utilize passive investment vehicles (ETFs) within their underlying allocations. The LFI Asset Allocation Committee will meet on a quarterly or ad hoc basis to review the asset allocations of the Funds and potentially adjust underlying allocations, which may be shared to internal and external stakeholders.

Liquidity/Cash Policy

Cash and cash equivalents will be managed at the discretion of LFI. Cash equivalents should be rated at least A-1 by Standard & Poor’s Corporation, similarly rated by another rating agency, or unrated but determined by the Adviser to be of equivalent quality. Acceptable cash equivalents include 2a-7 money market funds, the custodian’s sweep vehicle, Treasury Bills and 2a-7 eligible Commercial Paper.

The Funds’ custodian has an approved cash sweep mechanism that will be the default vehicle for uninvested cash. A 2a-7 Money Market Fund approved by LFI may be utilized for cash management in lieu of direct investment or the custodian’s sweep vehicle.

As determined by LFI, each Fund will target a specific level of cash to provide ample liquidity for shareholder activity and to post initial and variation margin on outstanding futures contracts. The chart below lists the target cash allocation for each of the Funds as well as an upper and lower bound. During the quarterly rebalance process, LFI may rebalance each fund to its target cash allocation, with the remaining fund assets invested in underlying funds.

[REDACTED]

The allocation to cash is likely to increase materially when equity markets sell off sharply. The increased level of cash in down markets is a result of two simultaneous forces: 1) the desire to shed equity exposure and thus reduce overall risk in the portfolio, and 2) the futures positions held in a short position will be “in the money,” thus generating cash posted as variation margin by the futures counterparty. Therefore, there is no required action if a Fund breaches the upper boundary. However, in this situation LFI will monitor the level of cash closely and based on market conditions may elect to rebalance to the target allocation intra-quarter or wait until the next scheduled quarterly rebalance.

If at any point a Fund breaches the lower boundary, LFI will take action to increase the level of cash towards the target level to ensure proper liquidity is maintained. This action will most often take the form of executing a broad redemption from the underlying funds, selling shares of specific underlying funds or directing inflows to be held in cash. LFI also reserves the right to utilize a line of credit from a bank if deemed necessary.

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LFI will assess the level of target cash allocation by Fund at least quarterly and make changes as necessary to balance the need to maintain sufficient liquidity while also reducing the potential impact of cash drag.

Use of Derivatives

Exchange traded futures are the only derivatives approved for use by the Funds (excluding derivatives held by a Fund in its core sleeve). Exchange traded futures on broad market equity indices or interest rate futures (treasuries) will represent the majority of derivatives exposure in the Funds. Each Fund will utilize short or long positions to provide downside protection and allow the fund to manage volatility. At no time will a Fund have economic exposure to equities in excess of the Max Equity Exposure shown in the chart above. The Funds may also hold foreign currency and interest rate futures contracts to allow LFI to hedge currency and interest rate risk.

Milliman may use the following futures contracts to implement the investment strategy:

Equity:

•	S&P 500 e-mini - CME (Chicago Mercantile Exchange)
•	Russell 2000 e-mini- ICE (Chicago Mercantile Exchange)
•	MSCI Emerging Markets- NYSE LIFFE (London Int’l Financial Futures and Options Exch) or CME
•	S&P 400 MidCap- CME
•	Nikkei 225 e-mini - OSE (Osaka Securities Exchange)
•	FTSE 100 - LIFFE
•	DJ Euro Stoxx 50 - Eurex Exchange
•	TOPIX - OSE and/or CME
•	S&P/ASX 200 - SFE (ASX Trade24)
•	OMX Stockholm 30 - SSE (OMX Nordic Exchange Stockholm)

FX (All against USD):

•	Yen currency future - CME
•	EURO currency future - CME
•	GBP currency future - CME
•	AUD currency future - CME
•	SEK currency future - CME

USD Interest Rates:

•	2Y Treasury Future - CBOT (Chicago Board of Trade)
•	5Y Treasury Future - CBOT
•	10Y Treasury Future - CBOT
•	5Y Swap Future - CBOT
•	10Y Swap Future - CBOT
•	Eurodollar futures - CME

Over-the-counter derivatives, if applicable, will only be traded with counterparties that meet the following requirements:

Over-the-counter derivative counterparties (or their guarantors) must have minimum credit ratings of A- by Standard & Poor’s, or A3 by Moody’s, or A- by Fitch at the time of entering into any over-the-counter derivative transaction. If a counterparty (or its guarantor) is rated by Moody’s, S&P, and Fitch, then the middle rating of the three agencies will apply. In the event that the counterparty (or its guarantor) is rated by two of the agencies, and the third is non-rated, then the lower rating of the two agencies will apply. If only one agency assigns a rating, then that rating will apply.

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If a counterparty falls below the required ratings after a transaction has been entered into, and has not been guaranteed by a guarantor having such ratings, the Sub-Adviser will use commercially reasonable efforts within 30 days of the relevant downgrade to (i) terminate any over-the-counter derivative transactions with such counterparty, (ii) require the counterparty to obtain a guarantee from a guarantor having such ratings, (iii) novate or transfer such transactions to another counterparty that (together with any guarantor) meet the required ratings.

Rebalancing and Adjustment of AA model

On at least a quarterly basis, LFI will rebalance (or will direct a Fund’s subadviser to rebalance) the underlying funds to the strategic asset allocation, and the Subadviser will then adjust the Fund’s futures holdings commensurate with underlying fund allocation changes to ensure the overlay strategy is not compromised. LFI intends to true up any changes to the target cash allocation at this quarterly rebalance as well.

On at least an annual basis, LFI will review the overall strategic asset allocation and volatility targets in consultation with the Subadviser to ensure they remain relevant given changing capital market conditions. Any material changes to either the strategic asset allocation or volatility targets will be vetted through LFI’s Asset Allocation Committee, the LFI Board of Directors and the LVIP Board of Trustees.

Benchmarks

Each of the [REDACTED] will be measured against a blend of various broad-market indices based on each Fund’s current strategic asset allocation. The following blended benchmarks will be utilized:

[REDACTED]

Marketability

Securities shall not be purchased unless there is a mechanism reasonably designed to accurately determine the value of the security on a daily basis, and it is expected that the security can be sold without excessive cost when necessary.

Diversification

The Funds will adhere to the diversification requirements of Sections 817(h) and 851 of the Internal Revenue Code.

Turnover

Portfolio turnover will be at the discretion of the Subadviser. In periods when there are rapid changes in economic conditions or security price levels, portfolio turnover may be significantly higher than normal.

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EXHIBIT V-A

Investment Process Summary

LVIP Managed Volatility (MV) Suite of Funds

Effective October 30th, 2023

Introduction

Each of the LVIP Managed Volatility (“MV”) funds will consist of two sleeves: the core sleeve (composed of sub-advised assets or underlying funds (affiliated or unaffiliated)) and the MV/overlay sleeve. The core sleeve of the fund will be managed at the discretion of the advisor/sub-advisor and will always be fully invested in a long-only manner in the strategy for which the sub-advisor was hired or in the respective underlying fund(s). The MV/Overlay sleeve will be managed by Schroder Investment Management North America Inc. and Schroder Investment Management North America Limited (collectively “Schroders”) and will hold both long and short positions in exchange traded futures seeking to manage the overall volatility level in the fund. Under normal market conditions the fund will be managed with a target allocation of [REDACTED] of the fund’s net assets to the MV/overlay sleeve, with the remainder allocated to the core sleeve. In more extreme market conditions, such as a liquidity crisis, the MV/overlay sleeve could range from [REDACTED] temporarily.

The market exposure in each MV fund will be managed by Schroders utilizing their volatility management model. Schroders will be employed as a sub advisor subject to change at the discretion

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of the Advisor without Shareholder approval. This volatility management model will be reviewed on a frequent basis by personnel within Lincoln Financial Investments Corp. (“LFI”).

Each of the MV funds will be managed to a pre-determined volatility cap that will predominately be based upon the normalized level of historical volatility for its asset class. Under normal market conditions, when projected volatility exceeds the cap, Schroders will typically execute trades to add short equity (and foreign currency) positions in futures contracts to reduce the level of risk in the fund to its cap level. Schroders may also buy futures contracts on fixed income instruments as part of the MV strategy.

Investment Advisor

The investment advisor for the LVIP MV suite of funds is Lincoln Financial Investments Corp (LFI, or the “Advisor”). LFI will serve as investment manager of the Funds.

Investment Sub-Advisor(s)

LFI has hired various sub-advisors to run the core sleeve of certain of the MV funds. Each sub-advisor will manage their portfolio in compliance with a separate Investment Policy Statement for their specific sleeve of the fund. LFI is responsible for the selection and oversight of the sub-advisors.

Schroders will manage and have discretion of the MV/Overlay sleeve and will have discretion to buy and sell exchange traded futures (long and short) to manage the overall risk level in the fund.

Affiliated and Unaffiliated Funds

LFI has selected various underlying funds to be the core sleeve within several MV funds. Each underlying fund will manage their portfolio in compliance with its own investment policies. LFI is responsible for the selection and oversight of these underlying funds.

MV Parameters

The MV Funds will employ a risk management overlay “MV strategy” that will take exchange-traded futures positions to seek to control overall portfolio volatility. These exchange-traded futures will be tied to broad equity indices of domestic and foreign markets, as well as currencies. In running the MV strategy, Schroders will typically sell futures contracts on the equity indices (a “short” position in futures) to decrease the fund’s aggregate economic exposure to equities when the fund’s projected volatility is above the cap. Schroders may also buy futures contracts on fixed income instruments (a “short” position in futures) as part of the MV strategy.

While the MV funds may hold short futures contracts to reduce the net economic exposure to equities, the funds may not hold a net short position against the market. Further, Max Net Equity Exposure will be capped at [REDACTED]

The Advisor will set each fund’s overall volatility cap based upon the normalized level of volatility for its asset class. The volatility caps will be reviewed regularly and may be changed by the Advisor as needed.

Volatility Model

Schroders will utilize a proprietary volatility control model in managing the risk of each MV fund. The investment process will consistent of the following elements:

•	Volatility cap, utilizing:

o	A long-term “core” volatility cap (using a “half-life” of approximately 0.5~1 year)

o	A short-term “stress filter” volatility cap (using a “half-life” of approximately 0.5~1 month)

•	Trend indicator:

o	Incorporating market direction into the calculation of the target exposure

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Schroders’ proprietary model seeks to control each fund’s realized volatility while limiting the intrusiveness of the overlay outside of large market stress events.

Schroders will use the model in association with each MV fund’s volatility cap in developing their respective overlay exposure.

Liquidity/Cash Policy

Cash and cash equivalents will be managed at the discretion of the Advisor. Cash equivalents should be rated A-1 by Standard & Poor’s Corporation, similarly rated by another rating agency, or unrated but determined by the Advisor to be of equivalent quality. Acceptable cash equivalents include 2a-7 money market funds, the custodian’s sweep vehicle, Treasury Bills and 2a-7 eligible Commercial Paper.

The Fund’s custodian has an approved cash sweep mechanism that will be the default vehicle for uninvested cash. A 2a-7 Money Market Fund approved by the advisor may be utilized for cash management in lieu of direct investment or the custodian’s sweep vehicle.

As determined by the Advisor, each fund will target a specific level of cash to provide ample liquidity for shareholder activity and to post initial and variation margin on outstanding futures contracts. The chart below lists the target cash allocation for each of the MV Funds as well as an upper and lower bound. During the quarterly rebalance process, the Advisor will rebalance each fund to its target cash allocation, with the remaining fund assets invested in the core sleeve.

[REDACTED]

The allocation to cash is likely to increase materially when equity markets sell off sharply. The increased level of cash in down markets is a result of two simultaneous forces: 1) the desire to shed equity exposure and thus reduce overall risk in the portfolio, and 2) the futures positions held in a short position will be “in the money,” thus generating cash posted as variation margin by the futures counterparty. Therefore, there is no required action if a Fund breaches the upper boundary. However, in this situation the Advisor will monitor the level of cash closely and based on market conditions may elect to rebalance to the target allocation intra-quarter or wait until the next scheduled quarterly rebalance.

If at any point the fund breaches the lower boundary, the Advisor will take action to increase the level of cash towards the target level to ensure proper liquidity is maintained. This action will most often take the form of executing a broad redemption from the underlying funds, selling shares of specific underlying funds or directing inflows to be held in cash. The Advisor also reserves the right to utilize a line of credit from a bank if deemed necessary.

The Advisor will assess the level of target cash allocation by fund at least quarterly and make changes as necessary to balance the need to maintain sufficient liquidity while also reducing the potential impact of cash drag.

Use of Derivatives

Exchange traded futures and foreign currency forwards are the only derivatives approved for use by the Funds (excluding derivatives held by a Fund in its core sleeve). Exchange traded futures on broad market equity indices will represent the majority of derivatives exposure in the Funds. The Fund will primarily utilize short positions in equity futures to allow the fund to manage volatility. Schroders may also periodically utilize long positions in equity futures contracts to “equitize” idle cash and to adjust the overall economic exposure to equities. However, at no time will the long positions in futures cause the fund to have economic exposure to equities in excess of the Max Net Equity Exposure shown in the chart above. The Funds may also hold foreign currency futures contracts or forwards too hedge currency risk. The Funds may also hold fixed income futures contracts as part of the MV strategy.

Schroders may use the following futures contracts to implement the investment strategy:

Equity:

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•	S&P 500 e-mini - CME (Chicago Mercantile Exchange)
•	Russell 2000 e-mini: ICE (Chicago Mercantile Exchange)
•	MSCI Emerging Markets: NYSE LIFFE (London Int’l Financial Futures and Options Exch) or CME
•	S&P 400 MidCap: CME
•	Nikkei 225 e-mini - OSE (Osaka Securities Exchange)
•	FTSE 100 - LIFFE
•	DJ Euro Stoxx 50 - Eurex Exchange
•	TOPIX – OSE and/or CME
•	S&P/ASX 200 – SFE (ASX Trade24)
•	OMX Stockholm 30 – SSE (OMX Nordic Exchange Stockholm)

Fixed Income:

•	10-year US Treasury note - CBOT (Chicago Board of Trade)

FX (All against USD):

•	JPY/USD currency future (CME) or forward
•	EUR/USD currency future (CME) or forward
•	GBP/USD currency future (CME) or forward
•	AUD/USD currency future (CME) or forward
•	SEK/USD currency future (CME) or forward

Each MV fund will be restricted to the specific futures contracts that are required to manage the risk in its specific asset class. These restrictions will be monitored daily by Schroders on a pre-trade basis and by the LFI Portfolio Management team and LFI compliance on a post-trade basis.

Over-the-counter derivatives, if applicable, will only be traded with counterparties that meet the following requirements:

Over-the-counter derivative counterparties (or their guarantors) must have minimum credit ratings of A- by Standard & Poor’s, or A3 by Moody’s, or A- by Fitch at the time of entering into any over-the-counter derivative transaction. If a counterparty (or its guarantor) is rated by Moody’s, S&P, and Fitch, then the middle rating of the three agencies will apply. In the event that the counterparty (or its guarantor) is rated by two of the agencies, and the third is non-rated, then the lower rating of the two agencies will apply. If only one agency assigns a rating, then that rating will apply.

If a counterparty falls below the required ratings after a transaction has been entered into, and has not been guaranteed by a guarantor having such ratings, the Sub-Adviser will use commercially reasonable efforts within 30 days of the relevant downgrade to (i) terminate any over-the-counter derivative transactions with such counterparty, (ii) require the counterparty to obtain a guarantee from a guarantor having such ratings, (iii) novate or transfer such transactions to another counterparty that (together with any guarantor) meet the required ratings.

Rebalancing and Adjustment of AA Model

On at least a quarterly basis, the Advisor will rebalance each Fund’s core sleeve assets to the target levels and communicate to the Sub-Advisor to adjust the futures holdings in the MV/overlay sleeve accordingly. The Advisor intends to true up any changes to the target levels at this quarterly rebalance as well.

On at least an annual basis, the Advisor and Schroders will review each of the key inputs to the MV strategy, including available models, volatility caps, leverage constraints, etc. to ensure they remain relevant given changing capital market conditions. Any material changes to either the process or

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volatility caps will be vetted through the Investment Committee, the LFI Board of Directors and the LVIP Board of Trustees.

Marketability

Securities shall not be purchased unless there is a mechanism reasonably designed to accurately determine the value of the security on a daily basis, and it is expected that the security can be sold without excessive cost when necessary.

Diversification

Each Fund will adhere to the diversification requirements of Sections 817(h) and 851 of the Internal Revenue Code.

Turnover

Portfolio turnover will be at the discretion of Schroders. In periods when there are rapid changes in economic conditions or security price levels, portfolio turnover may be significantly higher than normal.

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